Exhibit 10.03

AMENDMENT TO CONSULTING AGREEMENT

Paragraph 1 of the Consulting Agreement dated December 1, 2005 between the undersigned corporations is hereby amended to extend the term of the Consulting Agreement to February 28, 2010 and thereafter as set forth in said paragraph 1 which shall read as follows from and after this date:

“1. Term. This Agreement shall commence on December 1, 2005 and continue in effect until February 28, 2010 and for each twelve (12) month period thereafter unless terminated or amended by an instrument in writing signed by both parties hereto on or before January 15th preceding the end of a respective term.”

The address of Fromex Equity Corp. is changed to 320 Manville Road, Pleasantville, NY 10570.

Signed by the parties hereto on January 3, 2007	FRMO CORP.

	By:	/s/ Murray Stahl
Murray Stahl, CEO

FROMEX EQUITY CORP.

By:	/s/ Steven Bregman
Steven Bregman, President